Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces First Quarter Earnings

Syracuse, NY, April 14, 2010 - Alliance Financial Corporation (“Alliance”, or the “Company”) (NASDAQ: ALNC), the holding company for Alliance Bank, N.A., announced today its net income for the quarter ended March 31, 2010 was $2.7 million compared to $3.0 million in the year-ago quarter. Net income available to common shareholders for the first quarter was $2.7 million or $0.59 per diluted share, compared with $2.6 million or $0.57 per diluted share in the year-ago quarter.

Jack H. Webb, President and CEO of Alliance said, “Throughout this difficult economic cycle Alliance’s earnings and asset quality indicators have consistently outperformed industry averages, and our first quarter performance continues this trend. Net income available to common shareholders increased compared with the first quarter of 2009, despite $1.0 million in securities gains in the year-ago quarter, as our provision for credit losses dropped $655,000 in the current quarter.”

Webb added, “Despite apparent improvement in certain economic indicators, significant challenges remain for the economy and for the banking industry. Loan demand is expected to continue to be soft for the foreseeable future as creditworthy businesses and individuals will likely remain reluctant to borrow until there is clear and consistent improvement in economic conditions including employment levels.”

Balance Sheet Highlights

Total assets were $1.4 billion at March 31, 2010, which was unchanged from December 31, 2009. Total loans and leases (net of unearned income) were $904.7 million at March 31, 2010, compared with $914.2 million at December 31, 2009.

Residential mortgages at the end of the first quarter totaled $355.0 million, compared with $356.9 million at the end of 2009. Residential mortgage origination volume contracted to more moderate levels as slightly higher borrowing rates in 2010 and exceptionally high mortgage refinance activity in 2009 have contributed to a general decline in mortgage originations in our market. Originations of residential mortgages totaled $19.3 million in the first quarter, compared with $47.4 million in the year-ago quarter and $25.7 million in the fourth quarter of 2009. Despite the decline in our origination volumes, Alliance has maintained its share of the residential mortgage market in Central New York. The Company continues to originate only conventional residential mortgages in its local markets, and does not originate sub-prime, Alt-A, negative amortizing or other higher risk residential mortgages.

Indirect auto loans outstanding decreased slightly in the first quarter and were $181.5 million as of March 31, 2010. The Company originated $17.2 million of indirect auto loans in the first quarter, compared with $21.7 million in the year-ago quarter and $11.9 million in the fourth quarter of 2009. Alliance originates auto loans through a network of reputable, well established automobile dealers located in Central and

Western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in the Company’s direct lending programs.

Commercial loans and mortgages increased $3.6 million in the first quarter and totaled $211.6 million at March 31, 2010, as increased utilization of existing commercial lines of credit offset sluggish new loan demand. Originations of commercial loans and lines of credit in the first quarter totaled $8.9 million, compared with $17.6 million in the year-ago quarter and $18.9 million in the fourth quarter of 2009. The Company completed its previously announced commercial business expansion with the hiring of additional experienced commercial bankers in the first quarter. The Company believes that the dislocation caused by the financial crisis at the nation’s large banks will create opportunities for it to leverage its strong capital base to increase its market share in Central New York throughout the balance of the year.

Leases (net of unearned income) decreased $6.8 million or 10% in the first quarter as a result of the Company’s previously announced decision to cease new lease originations. The remaining balance of the lease portfolio of $61.4 million is expected to continue to run-off at the rate of approximately $6 million per quarter over the next year.

The Company’s investment securities portfolio totaled $408.3 million at March 31, 2010, compared with $362.2 million at December 31, 2009. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at March 31, 2010 is 79% guaranteed mortgage-backed securities, 19% municipal securities and 1% obligations of U.S. Government sponsored corporations. Mortgage-backed securities, which totaled $321.7 million at March 31, 2010, are comprised primarily of short-duration, pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the federal government. The average life of the mortgage-backed securities portfolio is approximately 4.3 years. The Company does not invest in any private-label mortgage-backed securities or securities backed by sub-prime, Alt-A or other high-risk mortgages. The Company also does not hold any preferred stock, corporate debt or trust preferred securities in its investment portfolio.

Total deposits were $1.1 billion at March 31, 2010, which was an increase of $54.3 million or 5.0% compared with December 31, 2009. The first quarter growth was centered in lower cost demand, savings and money market accounts (transaction accounts), which together increased $71.0 million and offset a decrease of $16.7 million in time accounts due to a planned reduction in wholesale time deposits. Transaction accounts comprised 68.3% of total deposits, compared with 65.2% at December 31, 2009 and 64.7% at March 31, 2009. Most of the transaction account growth in the first quarter occurred as a result of higher deposit balances being maintained by existing municipal clients.

Shareholders’ equity was $127.5 million at March 31, 2010, compared with $123.9 million at December 31, 2009. Shareholders’ equity increased $3.6 million during the quarter on net income of $2.7 million which was partially offset by dividends declared of $1.3 million. In February 2010, the Company announced that its Board of Directors declared a quarterly dividend of $0.28 per common share.

The Bank’s Tier 1 leverage ratio was 7.38% and its total risk-based capital ratio was 12.99% at the end of the first quarter, both of which comfortably exceeded the regulatory thresholds required to be classified as a well-capitalized institution, which are 5.0% and 10.0%, respectively. The Company’s tangible common equity capital ratio was 6.10% at March 31, 2010.

Asset Quality and the Provision for Credit Losses

Overall delinquencies were lower for the second consecutive quarter on fewer loans and leases 30 to 89 days past due. Loans and leases past due 30 days or more (including non-performing) totaled $16.9 million or 1.88% of total loans and leases at March 31, 2010, compared with $18.7 million or 2.06% of total loans and leases at December 31, 2009 and $18.0 million or 1.95% at March 31, 2009. The overall quarter-over-quarter decrease in past due loans and leases occurred as a result of payments of past due amounts, charge-offs and repossession of collateral. All of the Company’s loan portfolios showed a reduction in delinquencies 30 to 89 days in the first quarter compared with the end of 2009. Approximately 38% of all delinquent loans and leases at the end of the first quarter were past due for only one payment.

Continuing weakness in the local, state and national economies contributed to an increase in nonperforming loans and leases in the first quarter. Nonperforming assets were $10.0 million or 0.69% of total assets at March 31, 2010, compared with $9.0 million or 0.64% of total assets at December 31, 2009, and $6.7 million or 0.48% of total assets at March 31, 2009. Conventional residential mortgages comprised $3.5 million (43 loans) or 36.9% of nonaccrual loans and leases at March 31, 2010. Commercial loans on nonaccrual status totaled $4.1 million (39 loans) or 42.9% of nonaccrual loans and leases at the end of the first quarter. Leases on nonaccrual status totaled $1.2 million (25 leases) or 12.7% of nonaccrual loans and leases at the end of the first quarter. Most of the increase in nonperforming assets occurred in the residential mortgage portfolio, and was exacerbated by the extended period of time required to complete a workout arrangement or foreclosure on the real estate collateral.

The provision for credit losses was $1.1 million in the first quarter, which was a decrease of $655,000 compared with the first quarter of 2009 and a decrease of $330,000 compared with the fourth quarter of 2009. The decrease in the provision for credit losses is largely due to a 34.2% decline in net charge-offs compared with the first quarter of 2009, and a 60.7% decline compared with the fourth quarter of 2009, along with an improving trend in loan and lease delinquencies. Net charge-offs were $792,000 in the first quarter, compared with $1.2 million in the year-ago quarter and $2.0 million in the fourth quarter of 2009. The decrease in charge-offs in the first quarter is largely attributable to a decline in charge-offs in four segments of the Company’s equipment lease portfolio which had experienced elevated charge-off levels in the past year.

Net charge-offs equaled 0.35% of average loans and leases in the first quarter of 2010, compared with 0.53% in the year-ago quarter and 0.88% in the fourth quarter of 2009. The provision for credit losses as a percentage of net charge-offs was 138.3% in the first quarter, compared with 145.3% in the year-ago quarter and 70.6% in the fourth quarter of 2009. The provision as a percentage of net charge-offs was lower in the fourth quarter as a substantial portion of the fourth quarter charge-offs were previously provided for in prior quarters. After giving consideration to loan loss provisions that were previously recognized for loans and leases charged-down in the fourth quarter, the provision for credit losses as a percent of the remaining fourth quarter net charge-offs was 141%.

The allowance for credit losses was $9.7 million at March 31, 2010, compared with $9.4 million at December 31, 2009 and $9.7 million at March 31, 2009. The ratio of the allowance for credit losses to total loans and leases was 1.07% at March 31, 2010, compared with 1.03% at December 31, 2009 and 1.05% at March 31, 2009. The ratio of the allowance for credit losses to nonperforming loans and leases was 101.3% at March 31, 2010, compared with 109.7% at December 31, 2009, and 164.0% at March 31, 2009.

Net Interest Income

Net interest income totaled $11.1 million in the first quarter, representing an increase of $1.1 million or 10.7% compared with the first quarter of 2009. The increase in net interest income was driven by a higher net interest margin combined with earning asset growth. Average earning assets increased $41.3 million in the first quarter compared with the year-ago quarter, due largely to increases in the securities portfolio and residential mortgages. On a linked-quarter basis, net interest income decreased $363,000 or 3.2% as a result of a 7 basis point decrease in the net interest margin and a 1.8% decline in interest-earning assets, primarily in the securities and lease portfolios. Without the effect of fewer days in the first quarter, net interest income and net interest margin would have been roughly comparable to that of the fourth quarter.

The Company’s tax-equivalent net interest margin increased 19 basis points in the first quarter compared with the year-ago quarter, but was down 7 basis points compared to the fourth quarter of 2009. The net interest margin on a tax-equivalent basis was 3.61% in the first quarter of 2010, compared with 3.42% in the first quarter of 2009 and 3.68% in the fourth quarter of 2009. The rate of growth in the Company’s net interest margin slowed in the second half of 2009 and leveled off in the first quarter of 2010 as interest rates on a substantial portion of the Company’s interest-bearing liabilities have adjusted to the lower rates in effect during the period. The Company’s net interest margin is expected to remain flat to slightly lower in coming quarters due to the reinvestment of cash flows on the Company’s longer term, higher yielding assets at lower rates in the current market.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.6 million in the first quarter of 2010, compared with $5.4 million in the first quarter of 2009. Non-interest income in the first quarter of 2009 was unusually high as the result of gains on the sale of securities totaling $1.0 million. There were no securities gains in the first quarter of 2010.

Non-interest income comprised 29.1% of total revenue in the first quarter of 2010 compared with 30.2% in the year-ago quarter and 29.4% in the fourth quarter of 2009.

Non-interest expenses were $11.0 million in the first quarter, an increase of 8.9% compared to $10.1 million in the year ago quarter, but was down 3.4% from the fourth quarter of 2009. Salaries and benefits increased $869,000 compared with the first quarter of 2009, but were nearly unchanged from the fourth quarter of 2009. Approximately 26% of the increase in salaries and benefits resulted from the timing of incentive compensation accruals, as the Company did not accrue incentive compensation expense in the first quarter of 2009. The balance of the increase resulted from new customer service and business development positions, increased medical insurance expense and normal salary increases.

The Company’s efficiency ratio was 69.9% in the first quarter of 2010, compared with 70.0% in the year-ago quarter and 69.8% in the fourth quarter of 2009.

The Company’s effective tax rate was 24.2% for the first quarter, compared with 17.6% in the year-ago period. The increase in the effective tax rate is due to a decrease in tax exempt income as a percentage of total taxable income.

Alliance Financial Corporation is an independent financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail and commercial banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y., an equipment lease financing company, Alliance Leasing, Inc., and a multi-line insurance agency, Ladd’s Agency, Inc.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; the possibility that our investment management business will fail to perform as currently anticipated; and other factors detailed from time to time in our SEC filings.

Contact:	Alliance Financial Corporation
	J. Daniel Mohr, Executive Vice President and CFO	(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended March 31,
	2010	2009
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$11,821	$12,685
Federal funds sold and interest bearing deposits	2	9
Securities	3,633	3,195

Total interest income	15,456	15,889

Interest expense:
Deposits:
Savings accounts	106	117
Money market accounts	773	963
Time accounts	1,971	2,709
NOW accounts	143	150

Total	2,993	3,939

Borrowings:
Repurchase agreements	203	251
FHLB advances	985	1,399
Junior subordinated obligations	154	255

Total interest expense	4,335	5,844

Net interest income	11,121	10,045
Provision for credit losses	1,095	1,750

Net interest income after provision for credit losses	10,026	8,295

Non-interest income:
Investment management income	1,807	1,761
Service charges on deposit accounts	1,050	1,193
Card-related fees	591	521
Insurance agency income	346	315
Income from bank-owned life insurance	269	247
Gain on the sale of loans	193	25
Gain on sale of securities available-for-sale	—	1,015
Other non-interest income	305	283

Total non-interest income	4,561	5,360

Non-interest expense:
Salaries and employee benefits	5,569	4,700
Occupancy and equipment expense	1,840	1,764
Communication expense	176	191
Office supplies and postage expense	268	311
Marketing expense	293	251
Amortization of intangible assets	290	388
Professional fees	740	677
FDIC insurance premium	402	347
Other operating expense	1,383	1,438

Total non-interest expense	10,961	10,067

Income before income tax expense	3,626	3,588
Income tax expense	877	631

Net income	$2,749	$2,957

Dividend and accretion of discount on preferred stock	—	(358)
Net income available to common shareholders	$2,749	$2,599

Share and Per Share Data
Basic average common shares outstanding	4,583,707	4,492,810
Diluted average common shares outstanding	4,614,150	4,495,787
Basic earnings per common share	$0.59	$0.57
Diluted earnings per common share	$0.59	$0.57
Cash dividends declared	$0.28	$0.26

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	March 31, 2010	December 31, 2009
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$20,782	$26,696
Securities available-for-sale	408,348	362,158
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	8,729	10,074
Loans and leases held for sale	401	1,023
Total loans and leases, net of unearned income	904,653	914,162
Less allowance for credit losses	9,717	9,414

Net loans and leases	894,936	904,748

Premises and equipment, net	19,708	20,086
Accrued interest receivable	4,961	4,167
Bank-owned life insurance	27,623	27,354
Goodwill	32,073	32,073
Intangible assets, net	9,785	10,075
Other assets	17,980	18,790

Total assets	$1,445,326	$1,417,244

Liabilities and shareholders’ equity Liabilities:
Deposits:
Non-interest bearing	161,730	159,149
Interest bearing	968,202	916,522

Total deposits	1,129,932	1,075,671

Borrowings	144,121	172,707
Accrued interest payable	1,332	1,745
Other liabilities	16,680	17,412
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,317,839	1,293,309

Shareholders’ equity:
Common stock	4,979	4,937
Surplus	44,040	43,013
Undivided profits	87,639	86,194
Accumulated other comprehensive income	2,076	946
Directors’ stock-based deferred compensation plan	(2,591)	(2,499)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	127,487	123,935

Total liabilities and shareholders’ equity	$1,445,326	$1,417,244

Common shares outstanding	4,656,292	4,614,921
Book value per common share	$27.38	$26.86
Tangible book value per common share	$18.39	$17.72

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended March 31,
	2010	2009
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$7,524	$32,989
Securities(1)	377,369	304,315
Loans and leases receivable:
Residential real estate loans(2)	356,613	324,795
Commercial loans	207,727	212,970
Leases, net of unearned income	63,997	99,020
Indirect loans	181,789	181,081
Other consumer loans	91,416	89,939

Loans and leases receivable, net of unearned income	901,542	907,805

Total earning assets	1,286,435	1,245,109

Non-earning assets	137,021	131,726

Total assets	$1,423,456	$1,376,835

Interest bearing liabilities:
Interest bearing checking accounts	132,028	116,069
Savings accounts	94,751	88,028
Money market accounts	349,096	266,084
Time deposits	370,543	356,609
Borrowings	153,736	211,359
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774

Total interest bearing liabilities	1,125,928	1,063,923

Non-interest bearing deposits	157,130	148,791
Other non-interest bearing liabilities	17,245	17,633

Total liabilities	1,300,303	1,230,347
Shareholders’ equity	123,153	146,488

Total liabilities and shareholders’ equity	$1,423,456	$1,376,835

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	March 31, 2010		December 31, 2009
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
U.S. Treasury obligations	$100	$101	$100	$101
Obligations of U.S. government-sponsored corporations	5,526	5,795	5,864	6,129
Obligations of states and political subdivisions	75,765	77,576	75,104	77,147
Mortgage-backed securities(1)	317,604	321,670	273,499	275,680

Total debt securities	398,995	405,142	354,567	359,057
Stock investments:
Equity securities	1,958	2,201	1,958	2,104
Mutual funds	1,000	1,005	1,000	997

Total stock investments	2,958	3,206	2,958	3,101

Total available-for-sale	$401,953	$408,348	$357,525	$362,158

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the federal government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	March 31, 2010		December 31, 2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$355,033	39.4%	$356,906	39.2%
Commercial loans	211,574	23.5%	207,996	22.9%
Leases, net of unearned income	61,428	6.8%	68,224	7.5%
Indirect loans	181,537	20.2%	184,947	20.3%
Other consumer loans	91,157	10.1%	92,022	10.1%

Total loans and leases	900,729	100.0%	910,095	100.0%

Net deferred loan costs	3,924		4,067
Allowance for credit losses	(9,717)		(9,414)

Net loans and leases	$894,936		$904,748

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	March 31, 2010		December 31, 2009
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$161,730	14.3%	$159,149	14.8%
Interest bearing checking	134,021	11.9%	130,368	12.1%

Total checking	295,751	26.2%	289,517	26.9%

Savings	98,048	8.7%	94,524	8.8%
Money market	378,214	33.4%	317,051	29.5%
Time deposits	357,919	31.7%	374,579	34.8%

Total deposits	$1,129,932	100.0%	$1,075,671	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	March 31, 2010		December 31, 2009
	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$6,493	0.72%	$7,883	0.87%
60 days past due	867	0.10%	2,271	0.25%
90 days past due and still accruing	57	—%	—	—%
Non-accrual	9,532	1.06%	8,582	0.94%

Total	$16,949	1.88%	$18,736	2.06%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	March 31, 2010	December 31, 2009
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$3,513	$2,843
Commercial loans	4,088	4,013
Leases	1,208	1,418
Indirect loans	187	109
Other consumer loans	536	199

Total non-accruing loans and leases	9,532	8,582
Accruing loans and leases delinquent 90 days or more	57	—

Total non-performing loans and leases	9,589	8,582
Other real estate and repossessed assets	422	445

Total non-performing assets	$10,011	$9,027

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended March 31,
	2010	2009
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$9,414	$9,161
Loans and leases charged-off	(992)	(1,383)
Recoveries of loans and leases previously charged-off	200	179

Net loans and leases charged-off	(792)	(1,204)
Provision for credit losses	1,095	1,750

Allowance for credit losses, end of period	$9,717	$9,707

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2010	2009
	First	Fourth	Third	Second	First
	(Dollars in thousands, except share and per share data)

Interest income	$15,456	$16,069	$16,129	$15,875	$15,889
Interest expense	4,335	4,585	4,899	5,253	5,844

Net interest income	11,121	11,484	11,230	10,622	10,045
Provision for credit losses	1,095	1,425	1,125	1,800	1,750

Net interest income after provision for credit losses	10,026	10,059	10,105	8,822	8,295
Other non-interest income	4,561	5,923	4,762	4,766	5,360
Other non-interest expense	10,961	11,342	10,900	10,899	10,067

Income before income tax expense	3,626	4,640	3,967	2,689	3,588
Income tax expense	877	1,143	1,009	653	631

Net income	$2,749	$3,497	$2,958	$2,036	$2,957

Net income available to common shareholders	$2,749	$3,497	$2,958	$1,310	$2,599

Stock and related per share data
Basic earnings per common share	$0.59	$0.76	$0.64	$0.29	$0.57
Diluted earnings per common share	$0.59	$0.75	$0.64	$0.28	$0.57
Basic weighted average common shares outstanding	4,583,617	4,546,819	4,521,331	4,495,439	4,492,810
Diluted weighted average common shares outstanding	4,614,060	4,585,800	4,563,168	4,518,827	4,495,787
Cash dividends paid per common share	$0.28	$0.28	$0.28	$0.26	$0.26
Common dividend payout ratio(1)	47.46%	37.33%	43.75%	92.86%	45.61%
Common book value	$27.38	$26.86	$27.04	$26.02	$26.04
Tangible common book value(2)	$18.39	$17.72	$17.84	$16.72	$16.63

Capital Ratios(3)
Holding Company
Tier 1 leverage ratio	7.86%	7.55%	7.42%	7.30%	9.52%
Tier 1 risk based capital	12.56%	12.06%	11.53%	11.13%	14.17%
Total risk based capital	13.69%	13.13%	12.64%	12.22%	15.26%
Tangible common equity to tangible assets(4)	6.10%	5.95%	5.82%	5.50%	5.57%

Bank
Tier 1 leverage ratio	7.38%	7.14%	6.95%	6.87%	9.01%
Tier 1 risk based capital	11.85%	11.47%	10.84%	10.51%	13.47%
Total risk based capital	12.99%	12.55%	11.97%	11.61%	14.57%

Selected ratios
Return on average assets	0.77%	0.97%	0.82%	0.58%	0.86%
Return on average equity	8.93%	11.13%	9.68%	5.82%	8.07%
Return on average common equity	8.93%	11.13%	9.68%	4.33%	8.69%
Return on average tangible common equity	13.55%	16.76%	14.85%	6.71%	13.65%
Yield on earning assets	4.96%	5.08%	5.12%	5.13%	5.30%
Cost of funds	1.54%	1.61%	1.72%	1.88%	2.20%
Net interest margin (tax equivalent)(5)	3.61%	3.68%	3.62%	3.50%	3.42%
Non-interest income to total income(6)	29.08%	29.35%	29.78%	30.97%	30.19%
Efficiency ratio(7)	69.90%	69.77%	68.17%	70.83%	69.96%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.35%	0.88%	0.42%	0.71%	0.53%
Provision for credit losses to average loans and leases, annualized	0.49%	0.62%	0.49%	0.77%	0.77%
Allowance for credit losses to total loans and leases	1.07%	1.03%	1.08%	1.05%	1.05%
Allowance for credit losses to non-performing loans and leases	101.3%	109.7%	98.0%	129.5%	164.0%
Non-performing loans and leases to total loans and leases	1.06%	0.94%	1.10%	0.81%	0.64%
Non-performing assets to total assets	0.69%	0.64%	0.72%	0.55%	0.48%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding
(3)	The change in the Company’s and the Bank’s Tier 1 and risk-based capital ratios in the second quarter of 2009 resulted from the participation and subsequent withdrawal from the U.S. Treasury’s Capital Purchase Program
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

(in thousands)	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009

Total assets	$1,445,326	$1,417,244	$1,456,276	$1,442,705	$1,413,339
Less: Goodwill and intangible assets, net	41,858	42,148	42,438	42,826	43,213

Tangible assets (non-GAAP)	$1,403,468	$1,375,096	$1,413,838	$1,399,879	$1,370,126

Total Common Equity	127,487	123,935	124,770	119,768	119,549
Less: Goodwill and intangible assets, net	41,858	42,148	42,438	42,826	43,213

Tangible Common Equity (non-GAAP)	85,629	81,787	82,332	76,942	76,336

Total Equity/Total Assets	8.82%	8.74%	8.57%	8.30%	8.46%
Tangible Common Equity/Tangible Assets (non-GAAP)	6.10%	5.95%	5.82%	5.50%	5.57%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)